Science 37
Reimagining Clinical Research

12121 Bluff Creek Drive, Suite 100
Los Angeles, CA 90094
Phone: 984.377.3737
Fax: 888.534.6531

December 3, 2019

Darcy Forman
dforman@centricityclinical.com

Re: Offer of Employment

Dear Darcy:

On behalf of Science 37, Inc. ("Science 37"), I am pleased to offer you employment in the position of Vice President of Clinical Operations, reporting to David Coman, Chief Executive Officer. Your responsibilities in this position would include but not be limited to: overseeing all clinical research operations with a focus on the oversight of resourcing, developing, training, and managing a successful clinical operations team; setting performance management goals across the clinical operations team; and ensuring that all clinical trials are successfully executed with measurable results to include key performance indicators. This letter sets out the terms of your employment with Science 37, which will start on December 16, 2019 should you accept this offer.

If you decide to join us, your initial salary will be $20,000.00 per month, which annualizes to $240,000 per year, less applicable tax and other withholdings, paid in accordance with Science 37's normal payroll practices. In addition, you will eligible to receive an annual discretionary bonus of up to 20% of your annualized base salary. This bonus, if any, will be based on mutually agreed company goals and overall company performance, and will be subject to the discretion of and approval by the Board of Directors. Future adjustments in compensation, if any, will be made by Science 37 in its sole and absolute discretion. This position is an exempt position, which means you are paid for the job and not by the hour. Accordingly, you will not receive overtime pay if you work more than 8 hours in a workday or 40 hours in a workweek.

In addition, you will be eligible to participate in Science 37's fringe benefit plans, including health insurance premium contributions, vacation program, and 401(k) retirement savings plan in accordance with the benefit plan requirements. Science 37 may change its benefit plans from time to time in accordance with applicable laws. You may also be eligible to participate in any incentive compensation plan that may be established by Science 37 during your employment.

You will work remotely out of North Carolina and will be expected to spend time in our Los Angeles office regularly. Science 37 will cover your commuting costs (airfare, lodging, and local transportation) according to Science 37 policy, during this period of time.

Subject to the approval of Science 37's Board of Directors, you will be granted an option to purchase 75,000 shares of Science 37 common stock in accordance with Science 37's Stock Option Agreement. Should the Board approve the grant, you will be required to sign the Science 37 Stock Option Plan Agreement and your option will be subject to the terms and conditions of the same. Any option granted will vest over a period of to be determined by Science 37's Board of Directors.

If you accept this offer, your employment with Science 37 will be "at will." This means it is not for any specific period of time and can be terminated by you at any time for any reason. Likewise, Science 37 can terminate the employment relationship at any time, with or without cause or advance notice. In addition, Science 37 reserves the right to modify your compensation, position, duties or reporting relationship to meet business needs and use its managerial discretion in deciding on appropriate discipline.

This offer is contingent upon you: 1) signing Science 37's standard form of Employee Proprietary Information and Inventions Agreement (a copy of which is enclosed) and Mutual Arbitration Agreement (a copy of which is enclosed); 2) affirming that you have not been not been excluded, suspended, or debarred from participation in any Federal Health Care Program or in Federal contracts; and 3) and timely providing Science 37 with appropriate documents establishing your identity and right to work in the United States.

This letter, the Employee Proprietary Information and Inventions Agreement, and the Mutual Arbitration Agreement constitute the entire agreement between you and Science 37 regarding the terms and conditions of your employment, and supersede all negotiations, representations or agreements, whether prior or contemporaneous, written or oral, between you and Science 37 on this subject. The provisions of this agreement regarding "at will" employment may only be modified by a document signed by you and an authorized representative of Science 37.

Darcy, we look forward to working with you at Science 37. This offer will remain open until December 6, 2019. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of Science 37's offer on the terms set forth in this letter.

Sincerely,

Science 37, Inc.

By ____________________
Adriana Centeno
Vice President, Administration

I agree to and accept employment with Science 37 on the terms and conditions set forth in this agreement. I affirm that I have not been excluded, suspended, or debarred from participation in any Federal Health Care Program or in Federal contracts. I understand and agree that my employment with Company is at-will.

Date: 03Dec 2019

____
Darcy Forman